Exhibit 16.1

December 31, 2015

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for LivaNova PLC, and, under the date of June 15, 2015, we reported on the consolidated financial statements of Cyberonics, Inc. as of and for the years ended April 24, 2015 and April 25, 2014, and the effectiveness of internal control over financial reporting as of April 24, 2015. On October 19, 2015, we were notified that LivaNova PLC engaged PricewaterhouseCoopers SpA as its principal accountant for the year ending December 31, 2015 and that the auditor-client relationship with KPMG LLP will cease when the Audit Committee dismisses KPMG upon completion by KPMG LLP of the review, in accordance with auditing standards generally accepted in the United States of America, of the interim financial information of Cyberonics, Inc. included in a Transition Report on Form 10Q filed by LivaNova PLC with the Securities and Exchange Commission, as the successor company to Cyberonics, Inc., to report the results for Cyberonics, Inc. and its consolidated subsidiaries for the transitional period beginning on July 25, 2015 and ending on October 18, 2015. On December 02, 2015, we completed our review and the auditor-client relationship ceased. We have read LivaNova PLC’s statements included under Item 4.01 of its Form 8-K dated December 31, 2015, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

Houston, Texas